Exhibit 4.2

ARROW ELECTRONICS, INC.

5.875% Notes due 2034

FIRST SUPPLEMENTAL INDENTURE

Dated as of April 10, 2024

to

INDENTURE

Dated as of March 1, 2024

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

Trustee

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of April 10, 2024 (this “Supplemental Indenture”), between ARROW ELECTRONICS, INC., a New York corporation (hereinafter called the “Company”) and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association, as trustee (hereinafter called the “Trustee”), to the Indenture, dated as of March 1, 2024, between the Company and the Trustee (the “Base Indenture”). The Base Indenture together with this Supplemental Indenture are hereinafter sometimes collectively referred to as the “Indenture.”

RECITALS

WHEREAS, the Company and Trustee executed and delivered the Base Indenture substantially in the form previously filed as Exhibit 4.1 to the Registration Statement (No. 333-277564) filed with the SEC on Form S-3 by the Company;

WHEREAS, the Company desires to create a new series of Securities to be issued under the Base Indenture, as hereby supplemented, consisting of $500.0 million in an initial aggregate amount of Securities to be designated the “5.875% Notes due 2034” (hereinafter, the “Notes”), the form and substance of the Notes and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Supplemental Indenture;

WHEREAS, Section 9.1(i) of the Base Indenture provides that the Company and the Trustee may amend or supplement the Base Indenture without the written consent of the Holders of any outstanding Securities to provide for the issuance of and establish the form and terms and conditions of Securities of any Series as permitted by the Base Indenture;

WHEREAS, all acts and things prescribed by the Base Indenture, by law and by the organizational documents of the Company and the Trustee necessary to make this Supplemental Indenture a valid instrument legally binding on the Company and the Trustee, in accordance with its terms, have been duly done and performed; and

WHEREAS, all conditions precedent to amend or supplement the Base Indenture have been met.

NOW, THEREFORE, to comply with the provisions of the Base Indenture, and in consideration of the above premises, the Company and Trustee covenant and agree as follows:

Article I.

Section 1.01      Nature of Supplemental Indenture. This Supplemental Indenture supplements the Base Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Base Indenture for any and all purposes.

Section 1.02      Establishment of a New Series. Pursuant to Section 2.2 of the Base Indenture, there is hereby established a series of Notes having the terms, in addition to those set forth in the Base Indenture and this Supplemental Indenture, set forth in the form of Note, attached to this Supplemental Indenture as Exhibit A, which is incorporated herein as a part of this Supplemental Indenture. In addition to the initial aggregate principal amount of the Notes issued on the date hereof, the Company may issue additional Notes under the Base Indenture and this Supplemental Indenture in accordance with Section 2.2 of the Base Indenture.

Section 1.03      Optional Redemption.

(a)	Prior to January 10, 2034 (the “Par Call Date”), the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i)	(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 25 basis points less (b) interest accrued to the redemption date; and

(ii)	100% of the principal amount of the Notes to be redeemed,

plus, in either case for clause (i) or (ii) above, accrued and unpaid interest thereon to, but not including, the redemption date.

(b)	At any time on or after the Par Call Date, the Notes shall be redeemable as a whole or in part, at any time and from time to time, at the Company’s option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the Notes to be redeemed to, but not including, the redemption date.

(c)	The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

(d)	The calculation or determination of the redemption price shall be made by the Company or on its behalf by such person as the Company shall designate. For the avoidance of doubt, the calculation or determination of the redemption price shall not be the obligation of the Trustee or the Paying Agent.

(e)	Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on any Notes that have been called for redemption on and after the redemption date.

Article II.

For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context requires otherwise:

(a)	The terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular.

(b)	All other terms used herein which are defined in the Trust Indenture Act of 1939 (the “Trust Indenture Act”), either directly or by reference therein, have the meanings assigned to them therein.

(c)	All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP.

(d)	The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

(e)	All references used herein to the male gender shall include the female gender.

“Attributable Debt” with respect to any sale and lease-back transaction that is subject to Section 3.02, on any date as of which the amount thereof is to be determined, the product of (a) the net proceeds from such sale and lease-back transaction multiplied by (b) a fraction, the numerator of which is the number of full years of the term of the lease relating to the property involved in such sale and leaseback transaction (without regard to any options to renew or extend such term) remaining on the date of the making of such computation and the denominator of which is the number of full years of the term of such lease measured from the first day of such term.

“Change of Control” means the occurrence of any one of the following:

(a)      the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets and the assets of its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its Subsidiaries;

(b)      the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock, measured by voting power rather than number of shares;

(c)      the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the outstanding Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction; or

(d)      the adoption of a plan relating to the Company’s liquidation or dissolution.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Event.

“Consolidated Net Tangible Assets” means total assets after deducting all current liabilities and intangible assets as set forth in the Company’s most recent consolidated balance sheet and computed in accordance with GAAP.

“Exempted Debt” means the sum, without duplication, of the following items outstanding as of the date Exempted Debt is being determined: (i) indebtedness of the Company and its Restricted Subsidiaries incurred after the Issue Date and secured by Liens created or assumed or permitted to exist pursuant to Section 3.01(b) and (ii) Attributable Debt of the Company and its Restricted Subsidiaries in respect of all sale and lease-back transactions with regard to any Principal Property entered into pursuant to Section 3.02(b).

“Funded Debt” means all indebtedness for money borrowed, including purchase money indebtedness, having a maturity of more than one year from the date of its creation or having a maturity of less than one year but by its terms being renewable or extendible, at the option of the obligor in respect thereof, beyond one year from the date of its creation.

“GAAP” means, with respect to any computations required or permitted under the Indenture, generally accepted accounting principles in effect in the United States as in effect from time to time; provided, however if the Company is required by the SEC to adopt (or is permitted to adopt and so adopts) a different accounting framework, including but not limited to the International Financial Reporting Standards, “GAAP” shall mean such new accounting framework as in effect from time to time, including, without limitation, in each case, those accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

“Hedging Obligation” means, with respect to any Person, the obligations of such Person under: (1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (2) other agreements or arrangements designed to manage interest rates or interest rate risk and (3) other agreements or arrangements designed to protect such person against fluctuations in currency exchange rates or commodity prices, in each case, so long as such agreements or arrangements are of the type customarily entered into in connection with and for the purpose of limiting risk.

“Indenture” has the meaning set forth in the first paragraph of this Supplemental Indenture.

“Initial Notes” means the Company’s 5.875% Notes due 2034 issued on the Issue Date.

“Interest Payment Date” with respect to any Note means April 10 and October 10 of each year, commencing October 10, 2024, provided that if such Interest Payment Date is not a Business Day, interest due on such Interest Payment Date shall be payable on the next succeeding Business Day, with no additional interest.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and the equivalent investment grade rating from any replacement Rating Agency or Agencies appointed by the Company.

“Issue Date” means, in respect of Initial Notes, April 10, 2024.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. The Company or any Subsidiary shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Maturity Date” means April 10, 2034.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Notes” has the meaning set forth in the Recitals hereto.

“Principal Property” means any manufacturing or processing plant or warehouse owned at the Issue Date or hereafter acquired by the Company or any Subsidiary of the Company which is located within the United States and the gross book value of which (including related land and improvements thereon and all machinery and equipment without deduction of any depreciation reserves) on the date as of which the determination is being made exceeds 2% of Consolidated Net Tangible Assets, other than (i) any such manufacturing or processing plant or warehouse or any portion of the same (together with the land on which it is erected and fixtures that are a part of that land) which is financed by industrial development bonds which are tax exempt pursuant to Section 103 of the Code (or which receive similar tax treatment under any subsequent amendments thereto or any successor laws thereof or under any other similar statute of the United States), (ii) any property which in the opinion of the Company’s Board of Directors is not of material importance to the total business conducted by the Company as an entirety, or (iii) any portion of a particular property which is similarly found not to be of material importance to the use or operation of such property.

“Rating Agency” means each of Moody’s and S&P; provided, that if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available, the Company shall appoint a replacement for such Rating Agency that is a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act.

“Ratings Event” means rating of the Notes is lowered by each of the Rating Agencies and the Notes are rated below Investment Grade by each of the Rating Agencies in any case on any day during the period (the “Trigger Period”) commencing on the earlier of (i) the consummation of any Change of Control and (ii) the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period shall be extended for so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by either of the Rating Agencies); provided that a Rating Event shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control.

“Restricted Subsidiary” means a Subsidiary of the Company (a) of which substantially all the property is located, or substantially all the business is carried on, within the United States, and (b) which owns a Principal Property; provided, however, that any Subsidiary may be declared a Restricted Subsidiary by Board Resolution, effective as of the date such Board Resolution is adopted; provided further, that any such declaration may be rescinded by further Board Resolution, effective as of the date that further Board Resolution is adopted.

“S&P” means Standard & Poor’s Financial Services, LLC, a subsidiary of S&P Global Inc., and its successors.

“Supplemental Indenture” has the meaning set forth in the first paragraph of this Supplemental Indenture.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following:

(a) The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities-Treasury constant maturities-Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to Maturity Date (the “Remaining Life”); (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Maturity Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this clause (a), the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date; and

(b) If on the third Business Day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Maturity Date, as applicable. If there is no United States Treasury security maturing on the Maturity Date but there are two or more United States Treasury securities with a maturity date equally distant from the Maturity Date, one with a maturity date preceding the Maturity Date and one with a maturity date following the Maturity Date, the Company shall select the United States Treasury security with a maturity date preceding the Maturity Date. If there are two or more United States Treasury securities maturing on the Maturity Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this clause (b), the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Article III.

The covenants set forth in this Article III shall apply to the Notes. Except as otherwise expressly provided below, the covenants set forth in the Base Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

Section 3.01      Limitations on Liens.

(a)	The Company shall not, and shall not permit any Restricted Subsidiary to, create or incur any Lien that secures indebtedness for borrowed money (including guarantees of indebtedness for borrowed money) on any shares of capital stock of a Restricted Subsidiary or any Principal Property of the Company or a Restricted Subsidiary, whether such shares of capital stock of a Restricted Subsidiary or Principal Property are owned at the Issue Date or acquired thereafter, unless the Company secures, or causes such Restricted Subsidiary to secure the outstanding Notes equally and ratably with (or at the Company’s option, prior to) all indebtedness secured by such Lien; provided, that any Lien created for the benefit of the Holders of the Notes pursuant to this Section 3.01(a) shall be automatically and unconditionally released and discharged upon release and discharge of such Lien securing indebtedness for borrowed money that resulted in the Lien on the outstanding Notes; provided, however, that this Section 3.01 shall not apply in the case of:

(i)	the creation of any Lien on any shares of capital stock of a Subsidiary or any Principal Property acquired after the Issue Date (including acquisitions by way of merger or consolidation) by the Company or a Restricted Subsidiary contemporaneously with such acquisition, or within 180 days thereafter, to secure or provide for the payment or financing of any part of the purchase price thereof, or the assumption of any Lien upon any shares of capital stock of a Subsidiary or any Principal Property acquired after the Issue Date existing at the time of such acquisition, or the acquisition of any shares of capital stock of a Subsidiary or any Principal Property subject to any Lien without the assumption thereof, provided that every such Lien referred to in this clause (i) shall attach only to the shares of capital stock of a Subsidiary or any Principal Property so acquired and fixed improvements on that Principal Property;

(ii)	any Lien on any shares of capital stock of a Subsidiary or any Principal Property existing on the Issue Date;

(iii)	any Lien on any shares of capital stock of a Subsidiary or any Principal Property in favor of the Company or any Restricted Subsidiary;

(iv)	any Lien on any Principal Property being constructed or improved securing indebtedness to finance the construction or improvements of that property;

(v)	Liens on current assets of the Company to secure indebtedness to the Company that mature within twelve months from the creation thereof and that are made in the ordinary course of business;

(vi)	Liens securing Hedging Obligations;

(vii)	Liens resulting from the deposit of funds or evidences of indebtedness in trust for the purpose of defeasing indebtedness of the Company or a Restricted Subsidiary; and

(viii)	any renewal of, refinancing of or substitution for any Lien, permitted by any of the preceding clauses (i) through (vii), provided, in the case of a Lien permitted under clause (i), (ii) or (iv), the indebtedness secured is not increased more than such amount necessary to pay the fees and expenses, including premiums, related to such renewal, refinancing or substitution nor the Lien extended to any additional assets.

(b)	Notwithstanding the provisions of paragraph (a) of this Section 3.01, the Company or any Restricted Subsidiary may create or assume Liens in addition to those permitted by paragraph (a) of this Section, and renew, extend or replace such Liens, provided that at the time of such creation, assumption, renewal, extension or replacement, and after giving effect thereto, Exempted Debt does not exceed 15% of Consolidated Net Tangible Assets.

Section 3.02      Limitations on Sale and Lease-Back Transactions.

(a)	The Company shall not and shall not permit any Restricted Subsidiary to, sell or transfer, directly or indirectly, except to the Company or a Restricted Subsidiary, any Principal Property as an entirety, or any substantial portion thereof, with the intention of taking back a lease of such property, except a lease for a period of three years or less at the end of which it is intended that the use of such Principal Property by the lessee shall be discontinued; provided that, notwithstanding the foregoing, the Company or any Restricted Subsidiary may sell any such Principal Property and lease it back for a longer period, if either:

(i)	the Company or such applicable Restricted Subsidiary would be entitled, pursuant to the provisions of Section 3.01(a), to create a Lien on the Principal Property to be leased securing Funded Debt in an amount equal to the Attributable Debt with respect to such sale and lease-back transaction without equally and ratably securing the outstanding Notes; or

(ii)	the Company causes an amount equal to the fair value (as determined by Board Resolution of the Company) of such Principal Property to be applied (1) to the purchase of other property that shall constitute Principal Property or (2) to the retirement, within 120 days after receipt of such proceeds of Funded Debt incurred or assumed by the Company or a Restricted Subsidiary (including the Notes); provided, further, that, in lieu of applying all of or any part of such net proceeds to such retirement, the Company may, within 75 days after such sale, deliver or cause to be delivered to the applicable trustee for cancellation either debentures or debt securities evidencing Funded Debt of the Company (which may include the Notes) or of a Restricted Subsidiary previously authenticated and delivered by the applicable trustee, and not yet tendered for sinking fund purposes or called for a sinking fund or otherwise applied as a credit against an obligation to redeem or retire such debentures or debt securities, and an Officer’s Certificate (which shall be delivered to the Trustee) stating that the Company elects to deliver or cause to be delivered such debentures or debt securities in lieu of retiring Funded Debt of the Company or a Restricted Subsidiary. If the Company delivers debentures or debt securities to the applicable trustee and the Company shall duly deliver such Officer’s Certificate, the amount of cash that the Company shall be required to apply to the retirement of Funded Debt under this Section 3.02(a) shall be reduced by an amount equal to the aggregate of the then applicable optional redemption prices (not including any optional sinking fund redemption prices) of such debentures or debt securities so delivered, or, if there are no such redemption prices, the principal amount of such debentures or debt securities. If the applicable debentures or debt securities provide for an amount less than the principal amount thereof to be due and payable upon a declaration of the maturity thereof, such amount of cash shall be reduced by the amount of principal of such debentures or debt securities that would be due and payable as of the date of such application upon a declaration of acceleration of the maturity thereof pursuant to the terms of the indenture pursuant to which such debentures or debt securities were issued.

(b)	Notwithstanding the provisions of paragraph (a) of this Section 3.02, the Company or any Restricted Subsidiary may enter into sale and lease-back transactions in addition to those permitted by paragraph (a) of this Section 3.02 without any obligation to retire any outstanding debt securities or other Funded Debt, provided that at the time of entering into such sale and lease-back transactions and after giving effect thereto, Exempted Debt does not exceed 15% of Consolidated Net Tangible Assets.

Section 3.03      Change of Control.

(a)	If a Change of Control Triggering Event occurs, then, unless the Company has exercised its right to redeem the Notes pursuant to Sections 1.03 and 3.03(b), the Company shall be required to make an offer to each Holder of Notes to purchase (at the Holder’s option) all or any part (equal to a minimum amount of $2,000 and integral multiples of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that after giving effect to the purchase, any Notes that remain outstanding shall have a minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof.

(b)	Within 30 days following the date upon which the Change of Control Triggering Event has occurred or, at the Company’s option, prior to any Change of Control (as defined below), but after the public announcement of the transaction that constitutes or may constitute the Change of Control, except to the extent that the Company has exercised its right to redeem the Notes pursuant to Section 1.03, the Company shall mail a notice (a “Change of Control Offer”) to each Holder of the Notes with a copy to the Trustee describing the transaction or transactions that constitute or may constitute a Change of Control Triggering Event and offering to purchase Notes on the date specified in the notice, which date shall be no earlier than 10 days nor later than 60 days from the date such notice is delivered (other than as may be required by law) (such date, the “Change of Control Payment Date”). The notice shall, if delivered prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date specified in the notice.

(c)	On each Change of Control Payment Date, the Company shall, to the extent lawful:

(i)	accept for payment all Notes or portions of the Notes properly tendered pursuant to the applicable Change of Control Offer;

(ii)	deposit with the Paying Agent an amount equal to the change of control payment in respect of all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control Offer; and

(iii)	deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased.

(d)	The Company shall comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the terms in this Section 3.03, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached the Company’s obligations by virtue thereof.

(e)	Holders of Notes electing to have Notes purchased pursuant to a Change of Control Offer shall be required to surrender their Notes, with the form entitled “Option of Holder to Elect Purchase” attached hereto completed, to the Paying Agent at the address specified in the notice, or transfer their Notes to the Paying Agent by book-entry transfer pursuant to the applicable procedures of the Paying Agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

(f)	The Company shall not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company shall not purchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the change of control payment upon a Change of Control Triggering Event.

(g)	If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company, as described in this Section 3.03, purchases all of the Notes validly tendered and not withdrawn by such holders, all of the holders of the Notes will be deemed to have consented to such offer and accordingly, the Company shall have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 15 days following such purchase pursuant to the Change of Control Offer described in this Section 3.03, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on a record date to receive interest on the relevant Interest Payment Date).

Section 3.04      Merger, Consolidation and Sale of Assets.

(a)	The Company shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (in one transaction or a series of related transactions) to, any Person (other than a consolidation with or merger with or into a Subsidiary or a sale, conveyance, transfer, lease or other disposition to a Subsidiary) or permit any Person to merge with or into the Company unless:

(i)	either (A) the Company shall be the continuing Person or (B) the Person formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof (or, any entity not organized under such laws which agrees (I) to subject itself to the jurisdiction of the United States district court for the Southern District of New York, and (II) to indemnify and hold harmless the Holders of all Notes against (y) any tax, assessment or governmental charge imposed on such Holders by a jurisdiction other than the United States or any political subdivision or taxing authority thereof or therein with respect to, and withheld on the making of, any payment of principal of or interest on such Notes and which would not have been so imposed and withheld had such consolidation, merger, sale or conveyance not been made and (z) any tax, assessment or governmental charge imposed on or relating to, and any costs or expenses involved in, such consolidation, merger, sale or conveyance) and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company under the Indenture and the Notes;

(ii)	immediately after giving effect to such transaction, no Default or Event of Default under the Indenture shall have occurred and be continuing; and

(iii)	an Officer’s Certificate and an Opinion of Counsel as to the matters set forth in the preceding clauses (i) and (ii) shall have been delivered to the Trustee.

(b)	The preceding paragraph (a) of this Section 3.04 shall not apply to:

(i)	the merger or consolidation of the Company with an Affiliate, if the Board of Directors determines in good faith that the purpose of such transaction is principally to change the Company’s state of incorporation or to convert the Company’s form of organization to another form of organization; or

(ii)	the merger or consolidation of the Company with or into a single direct or indirect wholly-owned Subsidiary pursuant to Section 905 (or any successor provision) of the Business Corporation Law of the State of New York.

(c)	Upon any consolidation or merger, or any sale, conveyance, transfer, lease or other disposition of all or substantially all of the property and assets of the Company in accordance with this Section 3.04, if there is a successor, such successor shall succeed to, and be substituted for the Company and may exercise every right and power under the Indenture with the same effect as if such successor had been named in place of the Company in the Indenture, and the Company shall (except in the case of a lease of all or substantially all of property and assets of the Company) be discharged from all obligations and covenants under the Indenture and the Notes.

Section 3.05      Reports. The Company covenants to file with the Trustee, within 15 days after the Company is required to file the same with the SEC, copies of the annual reports and of the information, documents, and other reports which the Company may he required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. Reports, information and documents filed with the SEC via the EDGAR system will be deemed to be delivered to the Trustee and transmitted to the Holders as of the time of such filing via EDGAR. Delivery of such reports, information and documents to the Trustee is for informational purposes only, with the Trustee having no duty or obligation to review such reports, information and documents, and the Trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s compliance with the covenants in the Indenture, or whether or not such information, documents or reports are filed with the SEC on EDGAR or any website under the Indenture, or to participate in any conference calls. The Trustee shall have no responsibility or liability for the filing, timeliness or content of any report required under the Indenture or any other reports, information and documents required under the Indenture.

Article IV.

A Holder may transfer or exchange Notes only in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents. No service charge shall be made for any registration of transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

Article V.

Section 5.01      Defeasance upon Deposit of Moneys or U.S. Government Obligations.

For purposes of the Notes, Section 8.4(a) of the Indenture is hereby replaced in its entirety by the following provisions:

“(a) with reference to this Section 8.4, the Company has irrevocably deposited or caused to be irrevocably deposited (except as provided in Section 8.2(c)) with the Trustee as trust funds in trust for the purpose of making the following payments specifically pledged as security for, and dedicated solely to, the benefit of the Holders of such Securities cash in Dollars and/or U.S. Government Obligations, which through the payment of interest and principal in respect thereof in accordance with their terms, will provide (and without reinvestment and assuming no tax liability will be imposed on such Trustee), not later than one day before the due date of any payment of money, an amount in cash, sufficient, in the opinion of the Company expressed in a written certification thereof delivered to the Trustee (in the case of U.S. Government Obligations), to pay and discharge each installment of principal (including mandatory sinking fund payments or analogous payments) of and interest on all the Securities of such Series on the dates such installments of principal or interest are due;”

For the avoidance of doubt, other than as expressly amended pursuant to Section 5.01 hereof, the provisions of Article VIII of the Base Indenture will apply to the Notes.

Article VI.

Section 6.01.      Except as specifically modified herein, the Base Indenture is in all respects ratified and confirmed and shall remain in full force and effect in accordance with its terms.

Section 6.02.      Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed or shall be construed to be assumed by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Base Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect to this Supplemental Indenture.

Section 6.03.      The Trustee shall not be responsible in any manner whatsoever for or in respect of the Recitals, all of which Recitals are made solely by the Company.

Section 6.04.     THIS SUPPLEMENTAL INDENTURE, THE NOTES AND THE BASE INDENTURE AS IT RELATES TO THE NOTES, INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE BASE INDENTURE AS IT RELATES TO THE NOTES, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH OF THE COMPANY, THE TRUSTEE, THE PAYING AGENT AND THE REGISTRAR HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE GENERAL JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE BASE INDENTURE AS IT RELATES TO THE NOTES, AND IRREVOCABLY ACCEPTS FOR ITSELF AND (IN THE CASE OF THE COMPANY) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.

EACH OF THE COMPANY, THE TRUSTEE, THE PAYING AGENT AND THE REGISTRAR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. FOR PURPOSES OF THE NOTES, SECTION 10.10 OF THE INDENTURE IS HEREBY SUPPLEMENTED BY, AND WHERE INCONSISTENT REPLACED BY, THIS SECTION 6.04.

Section 6.05.      EACH OF THE COMPANY, THE TRUSTEE, THE PAYING AGENT AND THE REGISTRAR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 6.06.     This Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. The words “execution,” “signed,” “signature,” and words of like import in this Supplemental Indenture shall include images of manually executed signatures transmitted by facsimile, email or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. Without limitation to the foregoing, and anything in this Supplemental Indenture to the contrary notwithstanding, (a) any Officer’s Certificate, Authentication Order, Opinion of Counsel, Note, opinion of counsel, instrument, agreement or other document delivered pursuant to this Supplemental Indenture may be executed, attested and transmitted by any of the foregoing electronic means and formats, (b) all references in Section 2.3 of the Base Indenture or elsewhere in the Base Indenture to the execution, attestation or authentication of any Note or any certificate of authentication appearing on or attached to any Note by means of a manual or facsimile signature shall be deemed to include signatures that are made or transmitted by any of the foregoing electronic means or formats, and (c) any requirement in the Base Indenture that any signature be made under a corporate seal (or facsimile thereof) shall not be applicable to the Notes.

Section 6.07.      All capitalized terms used in this Supplemental Indenture which are not otherwise defined herein, shall have the respective meanings specified in the Base Indenture, unless the context otherwise requires.

Section 6.08.      The Notes may be issued in whole or in part in the form of one or more Global Notes, registered in the name of Cede & Co., as nominee of DTC.

Section 6.09.      The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed on the date and year first written above.

ARROW ELECTRONICS, INC.

By:	/s/ Bradley A. Windbigler
Name:	Bradley A. Windbigler
Title:	Vice President, Treasurer

By:	/s/ Carine L. Jean-Claude
Name:	Carine L. Jean-Claude
Title:	Senior Vice President, Chief Legal Officer and Secretary

[Signature Page to Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION
as Trustee

By:	/s/ Michael McGuire
Name:	Michael McGuire
Title:	Vice President

[Signature Page to Supplemental Indenture]

EXHIBIT A

FORM OF GLOBAL NOTE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE REFERRED TO HEREIN AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

ARROW ELECTRONICS, INC.

5.875% NOTE DUE APRIL 10, 2034

No. __

$[__________]

ARROW ELECTRONICS, INC., a New York corporation (the “Company”), promises to pay to Cede & Co. or its registered assigns, the principal sum of [__________] in U.S. Dollars on April 10, 2034.

Interest Payment Dates:	April 10 and October 10

Record Dates:	March 26 and September 25

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

ARROW ELECTRONICS, INC.

By:
Name:
Title:

[Authentication Page to Follow]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes designated therein referred to in the within-mentioned Indenture.

Dated:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION
as Trustee

By:
Authorized Signatory

FORM OF REVERSE SIDE OF NOTE

5.875% NOTE DUE APRIL 10, 2034

1.            Interest.

ARROW ELECTRONICS, INC., a New York corporation (the “Company”), promises to pay interest on the principal amount of this Note at the rate of 5.875% per annum from April 10, 2024 until maturity. To the extent it is lawful, the Company promises to pay interest on any interest payment due on such principal amount but unpaid at a rate of 5.875% per annum compounded semi-annually.

The Company will pay interest semi-annually in arrears on April 10 and October 10 of each year (each, an “Interest Payment Date”), commencing October 10, 2024. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid on the Notes, from the date of the original issuance. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

2.	Method of Payment.

The Company shall pay interest (except defaulted interest) on the Notes to the Persons who are registered Holders of Notes at the close of business on the March 26 or September 25, as applicable, immediately preceding the Interest Payment Date even if Notes are canceled after the record date and on or before the Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company shall pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, all payments in respect of this Note (including principal, premium, if any, and interest) must be made by wire transfer of immediately available funds to the accounts specified by the Holder hereof.

3.            Paying Agent and Registrar.

Initially, U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION (the “Trustee”) shall act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent or Registrar without notice to the Holders. The Company or any domestically organized Subsidiary may act as Paying Agent or Registrar.

4.            Indenture.

The Company issued the Notes under an indenture dated as of March 1, 2024 (the “Base Indenture”), as amended by the Supplemental Indenture dated as of April 10, 2024 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of those terms. To the extent any provision of the Notes conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Notes are unsecured senior obligations of the Company. Each Holder of this Note, by accepting the same, (a) agrees to and shall be bound by the provisions of the Indenture, (b) authorizes and directs the Trustee on his or her behalf to take such action as may be provided in the Indenture and (c) appoints the Trustee as his or her attorney-in-fact for such purpose.

Subject to the conditions set forth in the Indenture, the Company may issue additional Notes in an unlimited principal amount. This Note is one of the Notes referred to in the Indenture. The Notes include the Initial Notes and the additional Notes. The Initial Notes and the additional Notes are treated as a single class of Notes under the Indenture.

5.            Optional Redemption.

(a)	Prior to January 10, 2034 (the “Par Call Date”), the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i)	(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 25 basis points less (b) interest accrued to the redemption date; and

(ii)	100% of the principal amount of the Notes to be redeemed,

plus, in either case for clause (i) or (ii) above, accrued and unpaid interest thereon to, but not including, the redemption date.

(b)	At any time on or after the Par Call Date, the Notes shall be redeemable as a whole or in part, at any time and from time to time, at the Company’s option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the Notes to be redeemed to, but not including, the redemption date.

6.            Denominations; Transfer; Exchange.

The Notes are in registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. A Holder may register the transfer of or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate transfer documents and to pay any taxes required by law or permitted by the Indenture.

7.            Persons Deemed Owners.

The registered Holder of this Note may be treated as the owner of it for all purposes.

8.            Unclaimed Money.

Subject to applicable abandoned property law, if money for the payment of principal or interest remains unclaimed for two years, the Paying Agent shall pay the money back to the Company at its request, or if then held by the Company or a domestic Subsidiary, shall be discharged from such trust (unless an abandoned property law designates another Person for payment thereof). After any such payment, Holders entitled to the money must look only to the Company for payment thereof, and all liability of the Paying Agent with respect to such money, and all liability of the Company or such permitted Subsidiary as trustee thereof, shall thereupon cease.

9.            Discharge and Defeasance.

Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Indenture with respect to the Notes if, among other things, the Company deposits with the Trustee funds for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

10.            Amendment; Supplement; Waiver.

The Company, any Subsidiary that becomes a guarantor, if applicable, and the Trustee may enter into a supplemental indenture for certain limited purposes without the consent of the Holders. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding, and any existing Default or Event of Default or compliance with any provision may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding. Without notice to or consent of any Holder, the parties thereto may under certain circumstances amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency, or make any other change that does not adversely affect the rights of any Holder of a Note.

11.            Restrictive Covenants.

The Indenture imposes certain limitations on the ability of the Company and any Subsidiary to, among other things, incur Liens, enter into Sale and Leaseback Transactions, merge or consolidate with any other person or transfer (by lease, assignment or otherwise) all or substantially all of the properties and assets of the Company. The limitations are subject to a number of important qualifications and exceptions. The Company must periodically report to the Trustee on compliance with such limitations.

12.            Successor.

When a successor assumes all the obligations of its predecessor under the Notes and the Indenture, the predecessor will be released from those obligations.

13.           Defaults and Remedies.

Events of Default are set forth in the Indenture. If an Event of Default with respect to the Notes shall have occurred and be continuing (other than an Event of Default relating to bankruptcy, insolvency or reorganization of the Company), the Trustee or the Holders of at least 25% in principal amount of Notes then outstanding may declare the principal of, premium, if any, and accrued interest on all the Notes to be due and payable by notice in writing to the Company and, if given by the Holders, to the Trustee, specifying the respective Events of Default, and the same shall become immediately due and payable.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default (except a Default in payment of principal, premium, if any, or interest) if and so long as a committee of its Responsible Officers in good faith determines that withholding notice is in the interest of the Holders.

14.           Trustee Dealings with the Company.

Subject to certain limitations imposed by the Trust Indenture Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

15.           No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, stockholder or incorporator, as such, of the Company or any successor corporation or any of the Company’s affiliates shall have any personal liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of his, her or its status as such director, officer, employee, stockholder or incorporator. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

16.           Governing Law.

THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

17.           Authentication.

This Note endorsed hereon shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

18.           Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

19.           CUSIP Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

20.            Furnish Indenture.

The Company shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note in larger type. Requests may be made to:

ARROW ELECTRONICS, INC.

9151 East Panorama Circle, Centennial, Colorado 80112

Attention of Secretary

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint ____________________ agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: _________________Your Signature: ________________________________________

Signature Guarantee:
(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

Sign exactly as your name appears on the other side of this Note.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian